Exhibit 5

Skadden, Arps, Slate, Meagher & Flom llp
J. C. Penney Company, Inc. 6501 Legacy Drive Plano, Texas 75024	300 SOUTH GRAND AVENUE LOS ANGELES, CALIFORNIA 90071-3144 ________ TEL: (213) 687-5000 FAX: (213) 687-5600 www.skadden.com October 1, 2013	FIRM/AFFILIATE OFFICES
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BOSTON
CHICAGO
HOUSTON
NEW YORK
PALO ALTO
WASHINGTON, D.C.
WILMINGTON
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BEIJING
BRUSSELS
FRANKFURT
HONG KONG
LONDON
MOSCOW
MUNICH
PARIS
SÃO PAULO
SHANGHAI
SINGAPORE
SYDNEY
TOKYO
TORONTO
VIENNA

Re:          J. C. Penney Company, Inc. Common Stock

Ladies and Gentlemen:

We have acted as special counsel to J. C. Penney Company, Inc., a Delaware corporation (the “Company”), in connection with the Company’s sale of 84,000,000 shares (the “Firm Shares”) of the Company’s common stock of 50¢ par value (the “Common Stock”), together with the related rights to purchase one one-thousandth of a share of the Company’s Series C Junior Participating Preferred Stock (the “Rights” and together with the Common Stock, the “Firm Securities”), and up to an additional 12,600,000 shares of Common Stock, together with the related Rights (together, the “Option Securities”), at the option of the Underwriter (as defined below), pursuant to the Underwriting Agreement dated September 26, 2013 between Goldman, Sachs & Co. (the “Underwriter”) and the Company.  The Firm Securities and the Option Securities are collectively referred to herein as the “Securities.”

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3 (File No.  333-188106-01) of the Company relating to the Securities and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on April 24, 2013, under the Securities Act of 1933 (the “Securities Act”), allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b) the prospectus, dated August 26, 2013, which forms a part of and is included in the Registration Statement;

J. C. Penney Company, Inc.
October 1, 2013

(c) the prospectus supplement, dated September 26, 2013, relating to the offering of the Securities, in the form filed by the Company pursuant to Rule 424(b)(5) of the Rules and Regulations (the “Prospectus Supplement”);

(d)           an executed copy of a certificate for the Company of Janet Dhillon, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(e)           a copy of the Company’s Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of September 27, 2013, and certified pursuant to the Secretary’s Certificate;

(f)           a copy of the Company’s Bylaws, as amended and in effect as of the date hereof,  and certified pursuant to the Secretary’s Certificate;

(g)           copies of certain resolutions of the Board of Directors of the Company, adopted on September 26, 2013, and certain resolutions of the Pricing Committee thereof, adopted on September 26, 2013, and certified pursuant to the Secretary’s Certificate;

(h)           an executed copy of the Rights Agreement, dated August 22, 2013 (the “Rights Agreement”), between the Company and Computershare Inc., as rights agent; and

(i)           an executed copy of the Underwriting Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of documents executed or to be executed, we have assumed that (i) the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder, (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties, (iii) that the consideration recited in the resolutions of the Board of Directors approving the issuance of the Securities has been received in full by the Company and (iv) that the Board of Directors acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.  In addition, we have assumed that the issuance and sale of the Securities do not violate, conflict with or constitute a default under (a) any agreement or instrument to which the Company is subject, (b) any law, rule or regulation to which the Company is subject (other than

J. C. Penney Company, Inc.
October 1, 2013

DGCL, as defined below), (c) any judicial or regulatory order or decree of any governmental authority (other than those under DGCL) or (d) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority (other than those under DGCL).  As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Securities have been duly authorized by all requisite corporate action on the part of the Company under the DGCL, and are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, being filed on the date hereof, and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP